                                                                      Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
HEI, Inc.:

     We consent to the incorporation by reference in the registration statements (Nos. 33-386338, 33-395529, 33-395551, 33-349489, 33-370426, 33-340026,
33-33322, 33-46928, 33-46929) on Form S-8 of HEI, Inc. of our reports dated October 3, 2002, except as to notes 1, 2, 6 and 7 which are as of December 13, 2002, relating to the consolidated balance sheets of HEI, Inc.
and subsidiaries as of August 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended August 31, 2002 and the related financial statement schedule, which reports appear in the August 31, 2002 annual report on Form 10-K/A of HEI, Inc.


                                        /s/ KPMG LLP



Minneapolis, Minnesota
January 7, 2003